Unitrin to Acquire Merastar Insurance Company

Chicago, IL - March 2, 2007 - (BusinessWire) - Unitrin, Inc. (NYSE:UTR) announced today that its subsidiary, Trinity Universal Insurance Company, has reached an agreement in principle to acquire Merastar Insurance Company ("Merastar Insurance") and certain of its affiliates in a cash transaction valued at approximately $45 million, subject to certain purchase price adjustments. Merastar Insurance is based in Chattanooga, Tennessee and specializes in the sale of personal automobile and homeowners' insurance through employer-sponsored voluntary benefit programs. For the year ended December 31, 2006, Merastar Insurance recorded direct written premiums of approximately $54 million.

Unitrin said that Merastar Insurance will become part of its Unitrin Direct business segment and plans to keep the Chattanooga operation substantially intact.

The transaction is subject to the execution of definitive agreements, approvals by insurance regulators and other third parties and other customary closing conditions, and is expected to close in the second quarter.

Donald G. Southwell, Unitrin's Chief Executive Officer, said: "We are extremely pleased at the prospect of Merastar Insurance joining the Unitrin family of companies and this action underscores our commitment to personal lines insurance sold directly to consumers. We believe that Merastar's worksite distribution channel will nicely complement Unitrin Direct's existing direct-to-consumer distribution channels and will accelerate Unitrin Direct's progress towards achieving necessary economies of scale." Philo Smith & Co. served as financial advisor to Unitrin in this transaction.

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance business are Kemper Auto & Home, Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

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CONTACT:

Unitrin. Inc.

David F. Bengston at (312) 661-4930 or

via e-mail at investor.relations@unitrin.com